Exhibit 10.1

Restricted Stock Unit Award Agreement for Officers

HENNESSY ADVISORS, INC.

2001 OMNIBUS PLAN

RESTRICTED SHARE UNIT AWARD

[Name]
[Address]
[Telephone]:	( ) -

Dear                                     :

You have been granted an award of restricted share units under the Hennessy Advisors, Inc. 2001 Omnibus Plan (the “Plan”) with the following terms and conditions:

Grant Date:	, 2006

Number of Restricted Share Units:	( ) Units

Vesting Schedule:

Twenty-five percent (25%) of your Restricted Share Units will vest on each of the first four anniversaries of the Grant Date, provided you are employed by the Company or an Affiliate on the applicable vesting date.

If your employment terminates prior to the date your Restricted Share Units are vested as a result of death or Total Disability, or if you terminate employment on or after your Normal Retirement Age (at a time when the Company could not terminate you for Cause), your Restricted Share Units will become fully vested on such date of termination. For this purpose, “Total Disability” means permanent and total disability within the meaning of Code Section 22(e)(3); “Normal Retirement Age” means age sixty (60); and “Cause” means, as determined by the Committee, your failure to perform your duties or intentional dishonest or illegal conduct in connection with your performance of services for the Company or any Affiliate.

Upon any other termination of employment prior to the date the Restricted Share Units are vested, the Restricted Share Units will be forfeited.

Issuance of Certificates:	As soon as practicable after your Restricted Share Units vest, the Company will issue in your name certificate(s) for a number of Shares equal to the number of Restricted Stock Units that have vested.

Transferability of Shares:	By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

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Rights as Shareholder:	You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Share Units unless and until a stock certificate is issued therefor upon vesting of the units.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Change of Control:	Upon a Change of Control, all Restricted Share Units shall become vested in full provided you are an employee of the Company or an Affiliate on the date of such Change of Control. The remaining terms of the Award shall remain in effect without change.

Tax Withholding:	To the extent that the vesting of the Restricted Share Units results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes, such amount as the Company requires to meet its withholding obligation, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon vesting having an aggregate Fair Market Value on the date the tax is to be determined equal to no more than the minimum statutory total tax that the Company must withhold in connection with the vesting of the Restricted Share Units. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:

•      The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the common stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

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•      As a condition of the granting of the Restricted Share Units, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

•      This Agreement may not be amended or modified except with your and the Company’s written consent.

•      This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein between residents thereof.

This Restricted Share Unit Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED SHARE UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND THE PROSPECTUS DESCRIBING THE PLAN.

Authorized Officer	Recipient

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